Exhibit 3.3

State of Delaware Secretary of State Division of Corporations Delivered 11:51 AM 06/13/2022 FILED 11:51 AM 06/13/2022 SR 20222701005 - File Number 5752771

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

REVIV3 PROCARE COMPANY

REVIV3 PROCARE COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Effective as of the filing date of this Certificate of Amendment with the Delaware Secretary of State, ARTICLE IV of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated in its entirety as follows:

A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is Seven Hundred and Fifty Million (750,000,000) shares, of which Four Hundred and Fifty Million (450,000,000) shares shall be Common Stock each with a par value of $0.0001 per share, and Three Hundred Million (300,000,000) shares shall be Preferred Stock, each with a par value of $0.0001 per share. The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. Voting Power. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in the stockholder’s name on the books of the Corporation. Unless required by law, there shall be no cumulative voting.

D. Series A Preferred. A series consisting of Two Hundred and Fifty Million (250,000,000) shares of Preferred Stock with a par value of $0.0001 per share is hereby established and designated as the “Series A Preferred Stock” of this Corporation. The Series A Preferred Stock shall have the rights, preferences and privileges, and shall be subject to the restrictions, as are hereinafter set forth below.

1. Dividend Provisions. Except as otherwise provided in this Section 1, the record holders of shares of Series A Preferred Stock shall have no rights to dividends with respect to such shares. No dividends or other distributions shall be declared or paid on the Common Stock unless and until dividends at the same rate shall have been paid or declared and set apart upon the Series A Preferred Stock, based upon the number of shares of Common Stock into which the Series A Preferred Stock may then be converted as provided in Section 4 hereof.

2. Liquidation Preference.

(a) Preference. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary (a “Liquidation”), the holders of Series A Preferred Stock shall be entitled to receive, by reason of their ownership thereof, prior and in preference to any distribution of any of the assets of this Corporation to the holders of the Common an amount per share equal to $0.0001 each share of Series A Preferred Stock that was issued on the Original Issue Date (as defined below) and is outstanding at the time of the Liquidation (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes with respect to the Series A Preferred Stock occurring after the effective date of this Amendment). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid liquidation preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder. If the consideration to be received in any liquidation, dissolution or winding up of the Corporation is other than cash, its value will be deemed its fair market values reasonably determined by the Board of Directors.

(b) Remaining Assets. Upon the completion of the distribution required by subparagraph (a) of this Section 2 and any other distribution that may be required with respect to a series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders Common Stock pro rata based on the number of shares of Common Stock held by each such holder. The Series A Preferred Stock shall not participate in that distribution.

(c) Consolidation; Merger. A consolidation or merger of this Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation or the effectuation by the corporation of a transaction or series of related transactions in which more than 50% of the voting power of this Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2, but shall instead be treated pursuant to Section 4 hereof.

3. No Redemption.

The Series A Preferred Stock shall not be subject to redemption at the option, election or request of the Corporation or any holder or holders of the Series A Preferred Stock.

4. Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows:

(a) Conversion Into Common Stock. Each share of Series A Preferred Stock is convertible at the option of the holder thereof, at any time after the second anniversary of the Original Issue Date into one fully paid and nonassessable share of Common Stock (the “Series A Conversion Ratio”); provided, however, that the holder may not convert that number of shares of Series A Preferred Stock which would cause the holder to become the beneficial owner of more than 5% of the Corporation’s Common Stock as determined in accordance with Sections 13(d) and (g) of the Securities and Exchange Act of 1934 and the applicable rules and regulations thereunder.

(b) Limitation on Conversion. Notwithstanding any other provision hereof, no shares of Series A Preferred Stock will be converted into Common Stock until the earlier of (i) such conversion has, if necessary, been approved by the Corporation’s stockholders in accordance with the marketplace rules of the broker-dealer network or stock exchange through which the Corporation’s Common Stock is traded or (ii) if necessary, such network or exchange has granted the Corporation an exception to its stockholder approval requirement and all conditions of the exception have been fulfilled.

(c) Mechanics of Voluntary Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 4(a) and 4(b) hereof, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that an election has been made to convert the same and shall state therein the holder’s name or the name or names of the holder’s nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustment in Conversion Ratio.

(i) Stock Splits, Etc. If the Corporation at any time or from time to time after the date of the first issuance of shares of the Series A Preferred Stock ( the “Original Issue Date”) declares or pays any dividend on its Common Stock payable in Common Stock or in any right to acquire Common Stock, or effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or if the outstanding shares of Common Stock is combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock (by reverse stock split or otherwise), then the Series A Conversion Ratio in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate, unless the number of shares of Series A Preferred Stock is increased or decreased in the same amount by such subdivision, combination or consolidation, in which case, the Series A Conversion Ratio shall remain unchanged.

(ii) Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger, reorganization, consolidation, or sale of assets transaction provided for elsewhere in this Section 4), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Series A Conversion Ratio then in effect and the number of shares to be issued upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(iii) Issuance of Additional Securities. Except as otherwise provided in this Section 4(e), the Series A Conversion Ratio will not be adjusted upward or downward because of the issuance of additional securities after Original Issue Date without consideration or for a consideration per share less than the price at which the Series A Preferred Stock was originally issued.

(e) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there is a capital reorganization of the Common Stock or a merger or consolidation of this Corporation with or into another corporation in exchange for equity securities, or any other corporate reorganization in which this Corporation shall not be the continuing or surviving entity of such merger, consolidation or reorganization, or the sale of all or substantially all of this Corporation’s properties and assets to any other person in exchange for equity securities, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such reorganization, merger, consolidation or sale, to which a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock would have been deliverable upon conversion immediately prior to such reorganization, merger, consolidation or sale, would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 6 (including adjustment of the Series A Conversion Ratio then in effect and number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

(f) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation, or through reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Series A Conversion Ratio and the holders of the Series A Preferred Stock against impairment.

(g) No Fractional Shares. No fractional shares shall be issued upon the conversion of the shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

(h) Certificate as to Adjustments Upon the occurrence of each adjustment or readjustment of the Series A Conversion Ratio pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the conversion ratio for such Series A Preferred Stock at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

(i) Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series A Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books and the shares of this Corporation.

5. No Voting Rights. The shares of Series A Preferred Stock shall not have the right to vote any matters on which holders of any other class of stock including Common Stock have the right to vote.

6. Status of Converted Stock. In the event any shares of Series A Preferred Stock are converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be reissuable by the Corporation but shall be returned to the status of undesignated shares of Preferred Stock.

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the stockholders of the Company) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly executed in its corporate name.

REVIV3 PROCARE COMPANY

/s/ Jeff Toghraie
Name: Jeff Toghraie
Title: Chief Executive Office